Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ACT Teleconferencing, Inc. of our report dated March 31, 2006 (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K and 10-K/A of ACT Teleconferencing, Inc. for the year ended December 31, 2005.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado

December 27, 2006